Exhibit 99.1

Explanatory Note

The COVID-19 pandemic and government measures taken in response to the pandemic have had a negative impact on the Company's operations. Access to healthcare providers has been limited, which has negatively impacted sales and the Company's ability to execute its commercial strategy with respect to AMZEEQ and ZILXI. In addition, the commercial launches of both AMZEEQ and ZILXI have been negatively impacted by unfavorable payor decisions in March 2021 on product pricing. These conditions have impaired the Company's ability to generate revenue consistent with internal forecasts, which has had a negative impact on its financial condition and liquidity subsequent to the issuance of our Form 10-K on March 4, 2021. As a result of these effects, Note 1 to the financial statements as well as the report of our Independent Registered Public Accounting Firm set forth in this Exhibit 99.1 have been updated from the footnotes and the report of our Independent Registered Public Accounting Firm to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. No other changes, modifications or updates have been made to the 2020 financial statements. The 2020 financial statements do not reflect events that may have occurred after the original filing date except as noted above. Revisions are highlighted in blue font.

VYNE THERAPEUTICS INC.

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2020

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of VYNE Therapeutics Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of VYNE Therapeutics Inc. and its subsidiaries (the “Company”) as of December 31, 2020, and the related consolidated statements of operations, of comprehensive loss, of changes in shareholders' equity and of cash flows for the year then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

Emphasis of Matter

As discussed in Note 1 to the consolidated financial statements, the future viability of the Company is dependent on its ability to successfully pivot to a research and development business strategy and develop commercially viable drug candidates and raise additional capital to finance its operations. Management’s evaluation of these events and conditions and management’s plan to mitigate these matters are also described in Note 1.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey

March 4, 2021, except for the seventh, eighth and ninth paragraphs under, Liquidity and Capital Resources, in Note 1, as to which the date is August 12, 2021

We have served as the Company’s auditor since 2020.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the board of directors of VYNE Therapeutics Inc.

Opinion on the Financial Statements

We have audited the consolidated balance sheet of VYNE Therapeutics Inc. (formerly known as Foamix Pharmaceuticals Ltd.) and its subsidiary (the “Company”) as of December 31, 2019, and the related consolidated statements of operations, comprehensive loss, changes in shareholders' equity and cash flows for each of the two years in the period ended December 31, 2019, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019 in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 2p to the consolidated financial statements, the Company changed the manner in which it accounts for leases in 2019.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Kesselman & Kesselman
Certified Public Accountants (Isr.)
A member firm of PricewaterhouseCoopers International Limited

Tel-Aviv, Israel

March 12, 2020, except for the effects of the reverse stock split discussed in Note 1, and except for the effects of the merger exchange ratio discussed in Note 3, and except for the effects of disclosing the reconciliation of income taxes at the U.S. federal statutory rate discussed in Note 14, as to which the date is March 4, 2021

We served as the Company's auditor from 2006 to 2020.

VYNE THERAPEUTICS INC.

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands)

	December 31
	2020	2019
Assets
Current Assets:
Cash and cash equivalents	$57,563	$43,759
Restricted cash	855	825
Short term bank deposits	—	12,102
Investment in marketable securities (Note 6)	1,027	16,246
Restricted investment in marketable securities (Note 6)	—	434
Trade receivable, net of allowances	15,819	135
Prepaid and other assets	4,591	1,557
Inventory (Note 7)	7,404	1,356
Total Current Assets	87,259	76,414

Non-current Assets:
Property and equipment, net (Note 8)	555	2,885
Operating lease right of use assets (Note 9)	1,583	1,694
Other	4,345	166
Total Non-current Assets	6,483	4,745

Total Assets	$93,742	$81,159

The accompanying notes are an integral part of these consolidated financial statements.

VYNE THERAPEUTICS INC.

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands)

	December 31
	2020	2019
Liabilities and shareholders’ equity

Current Liabilities:

Trade payables	$4,780	$19,352
Accrued expenses (Note 4)	11,452	3,381
Employee-related obligations	4,360	5,231
Operating lease liabilities (Note 9)	757	1,092
Other	104	270
Total Current Liabilities	21,453	29,326

Long-term Liabilities:

Liability for employee severance benefits	312	424
Operating lease liabilities (Note 9)	853	653
Long-term debt (Note 12)	33,174	32,725
Other liabilities	457	456
Total Long-term Liabilities	34,796	34,258
Total Liabilities	56,249	63,584
Commitments and Contingencies (Note 11)	—	—
Shareholders' Equity:
Preferred stock: $0.0001 par value; 20,000,000 shares authorized at December 31, 2020 and December 31, 2019, respectively; no shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	—	—
Common stock: $0.0001 par value; 75,000,000 shares authorized at December 31, 2020 and December 31, 2019, respectively; 43,205,221 and 9,120,078 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	4	1
Additional paid-in capital	603,685	328,156
Accumulated deficit	(566,196)	(310,587)
Accumulated other comprehensive income	—	5
Total Shareholders' Equity	37,493	17,575
Total Liabilities and Shareholders’ Equity	$93,742	$81,159

The accompanying notes are an integral part of these consolidated financial statements.

VYNE THERAPEUTICS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(U.S. dollars in thousands, except per share data)

	Year ended December 31
	2020	2019	2018
Revenues (Note 4)
Product sales, net	$10,202	$—	$—
License revenues	10,000	—	—
Royalty revenues	791	443	3,533
Other revenues	—	—	62
Total Revenues	20,993	443	3,595

Cost of goods sold	1,392	—	—

Operating Expenses:
Research and development	43,533	51,202	64,474
Selling, general and administrative	89,543	45,114	14,013
Goodwill and in-process research & development impairments	54,345	—	—
Contingent Stock Remeasurement	84,726	—	—
Total Operating Expenses	272,147	96,316	78,487
Operating Loss	252,546	95,873	74,892
Interest Expense	4,390	921	—
Other Income, net	(1,110)	(1,440)	(941)
Loss Before Income Tax	255,826	95,354	73,951
Income Tax (Benefit) Expense (Note 14)	(258)	(176)	212
Net Loss	$255,568	$95,178	$74,163

Loss per share basic and diluted	$7.88	$11.22	$11.47

Weighted average shares outstanding - basic and diluted	32,418	8,485	6,466

The accompanying notes are an integral part of these consolidated financial statements.

VYNE THERAPEUTICS INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(U.S. dollars in thousands)

	Year ended December 31
	2020	2019	2018
Net Loss	$255,568	$95,178	$74,163
Other Comprehensive Loss (Income):
Net unrealized gains from marketable securities	(1)	(47)	(59)
Gains (losses) on marketable securities reclassified into net loss	6	2	(5)
Net unrealized losses (gains) on derivative financial instruments	—	(3)	74
Losses on derivative financial instruments reclassified into net loss	—	—	(60)
Total Other Comprehensive Loss (Income)	5	(48)	(50)
Total Comprehensive Loss	$255,573	$95,130	$74,113

The accompanying notes are an integral part of these consolidated financial statements

VYNE THERAPEUTICS INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

(U.S. dollars in thousands, except share data)

	Common stock		Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Total

	Number of shares	Amounts	Amounts
BALANCE AT DECEMBER 31, 2017, as previously reported	5,553,473	$1	$209,939	$(141,281)	$(58)	$68,601
Impact of initial adoption of new accounting standards	—	—	—	35	(35)	—
CHANGES DURING 2018:
Comprehensive income (loss)	—	—	—	(74,163)	50	(74,113)
Issuance of common stock through a public offering, net of $5 issuance costs (note 13)	1,987,575	—	75,356	—	—	75,356
Issuance of common stock through a securities purchase agreement, net of $39 issuance costs (note 13)	435,414	—	16,131	—	—	16,131
Exercise of warrants (Note 13)	26,431	—	840	—	—	840
Exercise of options and restricted share units (Note 13)	46,510	—	47	—	—	47
Share-based compensation (Note 13)	—	—	5,320	—	—	5,320
BALANCE AT DECEMBER 31, 2018	8,049,403	$1	$307,633	$(215,409)	$(43)	$92,182
CHANGES DURING 2019:
Comprehensive income (loss)	—	—	—	(95,178)	48	(95,130)
Issuance of common stock and warrants, net of $359 issuance costs (Notes 12 and 13)	968,878	—	15,011	—	—	15,011
Exercise of options, restricted share units and shares issued under employee share purchase plan (Note 13)	101,797	—	617	—	—	617
Share-based compensation (Note 13)	—	—	4,895	—	—	4,895
BALANCE AT DECEMBER 31, 2019	9,120,078	$1	$328,156	$(310,587)	$5	$17,575
CHANGES DURING 2020:
Comprehensive loss	—	$—	$—	$(255,568)	$(5)	$(255,573)
Exercise of options, vesting of restricted stock units and shares issued under employee stock purchase plan	367,269	$—	$554	$—	$—	$554
Stock-based compensation	—	$—	$18,100	$—	$—	$18,100
Deemed dividend to warrants holders due to warrant modification	—	$—	$41	$(41)	$—	$—
Classification of stock awards to derivative liability	—	$—	$(975)	$—	$—	$(975)
Issuance of common stock through a public offering, net of $3,903 issuance costs	7,776,875	$1	$53,648	$—	$—	$53,649
Issuance of common stock under at-the-market offering, net of $248 issuance costs	1,175,000	$—	$7,993	$—	$—	$7,993
Issuance of stock related to merger	24,765,999	$2	$196,168	$—	$—	$196,170
BALANCE AT DECEMBER 31, 2020	43,205,221	$4	$603,685	$(566,196)	$—	$37,493

The accompanying notes are an integral part of these consolidated financial statements

VYNE THERAPEUTICS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(U.S. dollars in thousands)

	Year ended December 31
	2020	2019	2018
Cash Flows From Operating Activities:
Net Loss	$(255,568)	$(95,178)	$(74,163)
Adjustments required to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	341	350	319
Goodwill and in-process research & development impairments	54,345	—	—
Contingent stock right remeasurement	84,726	—	—
Loss from sale and disposal of fixed assets	2,101	18	44
Changes in marketable securities and bank deposits, net	(142)	(357)	201
Changes in accrued liability for employee severance benefits, net of retirement fund profit	(112)	57	(70)
Share-based compensation	18,100	4,895	5,320
Non-cash other income, net	(542)	140	43
Changes in operating asset and liabilities, net of effects of businesses acquired:
(Increase) decrease in trade receivables, prepaid and other assets	(17,138)	373	(308)
Increase in other non-current assets	(4,171)	(131)	(14)
(Decrease) increase in accounts payable and accruals	(12,975)	18,053	238
Increase in inventory	(6,048)	(1,356)	—
Increase (decrease) in other liabilities	1	(258)	(274)
Net cash used in operating activities	(137,082)	(73,394)	(68,664)
Cash Flows From Investing Activities:
Purchase of fixed assets	(113)	(1,058)	(567)
Proceeds from sale of fixed assets	—	40	10
Investment in marketable securities	—	(44,964)	(77,652)
Cash acquired through merger	38,641	—	—
Proceeds from sale and maturity of marketable securities and bank deposits	50,579	87,851	66,454
Net cash provided by (used in) investing activities	89,107	41,869	(11,755)
Cash Flows From Financing Activities:
Proceeds from exercise of warrants	—	—	840
Proceeds from exercise of options and issuance of shares under the employee shares purchase plan	310	365	47
Withholding tax from net exercise of restricted share units	(141)	(32)	—
Proceeds from issuance of common stock, net of issuance costs	61,639	13,714	91,487
Proceeds from debt financing and issuance of warrants, net of issuance costs	—	33,903	—
Net cash provided by financing activities	61,808	47,950	92,374
Increase in cash, cash equivalents and restricted cash	13,833	16,425	11,955
Effect of exchange rate on cash, cash equivalents and restricted cash	1	41	(43)
Cash, cash equivalents and restricted cash at beginning of the year	44,584	28,118	16,206
Cash, cash equivalents and restricted cash at end of the year	$58,418	$44,584	$28,118

Cash and cash equivalents	57,563	43,759	27,868
Restricted cash	855	825	250
Total cash, cash equivalents and restricted cash shown in statement of cash flows	$58,418	$44,584	$28,118

VYNE THERAPEUTICS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(U.S. dollars in thousands)

	Year ended December 31
	2020	2019	2018
Supplementary information on investing and financing activities not involving cash flows:
Cashless exercise of warrants and restricted share units	*	11	11
Issuance of shares under employee share purchase plan	387	284	—
Additions to operating lease right of use assets	1,350	1,175	—
Additions to operating lease liabilities	1,350	1,175	—

Supplemental disclosure of cash flow information:
Cash paid for taxes	—	—	587
Interest received	102	1,359	1,173
Interest paid	3,941	802	—

Fair value of assets acquired	$117,270	$—	$—
Less liabilities assumed	5,827	—	—
Net acquired (See “Note 3- Business combination”)	111,443	—	—
Less cash acquired	38,641	—	—
Merger net of cash acquired	$72,802	$—	$—

* Represents an amount less than $1.

The accompanying notes are an integral part of these consolidated financial statements.

VYNE THERAPEUTICS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars in thousands, except share and per share amounts)

NOTE 1 - NATURE OF OPERATIONS

On September 4, 2020, the Company changed its corporate name from "Menlo Therapeutics Inc." ("Menlo") to “VYNE Therapeutics Inc.” (the “Company,” “VYNE” or the “combined company”) and changed its ticker symbol on the Nasdaq Global Select Market from "MNLO" to "VYNE." VYNE is a specialty pharmaceutical company focused on developing and commercializing proprietary, innovative and differentiated therapies in dermatology and beyond. The Company is a Delaware corporation, has its principal executive offices in Bridgewater, New Jersey and operates as one business segment.

Reverse Merger

On November 10, 2019, Menlo, Foamix Pharmaceuticals Ltd. (“Foamix”) and Giants Merger Subsidiary Ltd. (“Merger Sub”), a wholly-owned subsidiary of Menlo, entered into an Agreement and Plan of Merger (as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of December 4, 2019, the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Foamix, with Foamix surviving as a wholly-owned subsidiary of Menlo (the “Merger”) on March 9, 2020 (the “Effective Date”).

For accounting purposes, the Merger is treated as a “reverse acquisition” under generally accepted accounting principles in the United States (“U.S. GAAP”) and Foamix is considered the accounting acquirer. Accordingly, upon consummation of the Merger, the historical financial statements of Foamix became the Company’s historical financial statements, and the historical financial statements of Foamix are included in the comparative prior periods. See “Note 3 – Business Combination” for more information on the Merger.

Reverse stock split and recasting of per-share amounts

On February 10, 2021, our Board of Directors approved a one-for-four reverse stock split of our outstanding shares of common stock. The reverse stock split was effected on February 12, 2021 at 5:00 p.m. Eastern time. At the effective time, every four issued and outstanding shares of our common stock were converted into one share of common stock. No fractional shares were issued in connection with the reverse stock split, and in lieu thereof, each stockholder holding fractional shares was entitled to receive a cash payment (without interest or deduction) from the Company’s transfer agent in an amount equal to such stockholder’s respective pro rata shares of the total net proceeds from the Company’s transfer agent sale of all fractional shares at the then-prevailing prices on the open market. In connection with the reverse stock split, the number of authorized shares of our common stock was also reduced on a one-for-four basis, from 300 million shares to 75 million shares. The par value of each share of common stock remained unchanged. A proportionate adjustment was also made to the maximum number of shares issuable under the Company’s 2019 Equity Incentive Plan, 2018 Omnibus Incentive Plan and 2019 Employee Share Purchase Plan.

Unless noted, all common shares and per share amounts contained in the consolidated financial statements have been retroactively adjusted to reflect a 1-for-4 reverse stock split.

Products, Product Candidates and Licenses

Prior to the Merger, in January 2020, Foamix launched AMZEEQ® (minocycline) topical foam, 4% (“AMZEEQ”), a once-daily topical antibiotic for the treatment of inflammatory lesions of non-nodular moderate-to-severe acne vulgaris in patients 9 years of age and older. On May 28, 2020, the U.S. Food and Drug Administration (the "FDA") approved ZILXI™ (minocycline) topical foam, 1.5% (formerly FMX103, "ZILXI"), for the treatment of inflammatory lesions of rosacea in adults. ZILXI became available in pharmacies nationwide in October 2020. AMZEEQ and ZILXI are the first topical minocycline products approved by the FDA for any condition.

AMZEEQ and ZILXI utilize the Company’s proprietary Molecule Stabilizing Technology (MST)™ platform that is also being used in the development of the Company’s product candidate FCD105, a topical foam comprising minocycline and adapalene for the treatment of acne vulgaris. On June 2, 2020, the Company announced positive results from a Phase II clinical trial evaluating the preliminary safety and efficacy of FCD105 (3% minocycline / 0.3% adapalene foam), the first ever topical minocycline-based combination product, for the treatment of moderate-to-severe acne vulgaris. The Company held an end-of-Phase II meeting with the FDA in the fourth quarter of 2020 and anticipates commencing a Phase III program in 2021.

Additionally, the Company was developing serlopitant, a small molecule inhibitor of the neurokinin 1 receptor, or NK1-R, given as a once-daily, oral tablet, for the treatment of pruritus, or itch, associated with various conditions including prurigo nodularis, or PN. On April 6, 2020, the Company announced top line results from two Phase III clinical trials evaluating the safety and efficacy of once-daily oral serlopitant for the treatment of pruritus (itch) associated with PN, studies MTI-105 and MTI-106. Neither study met their respective primary endpoint of demonstrating statistically significant reduction in pruritus in patients treated with serlopitant compared to placebo based on a 4-point improvement responder analysis. The Company does not currently intend to further pursue the development of serlopitant. As a result, the Company recorded a full impairment charge related to the IPR&D and Goodwill assets in its consolidated statement of operations and comprehensive loss. See "Note 3 - Business Combination" for more information.

The Company is actively pursuing opportunities to out-license its products and product candidates to third parties for development and commercialization outside the United States, and entered into a license agreement with Cutia Therapeutics (HK) Limited (“Cutia”) in April 2020. See "Note 4 - Revenue Recognition." The Company has also licensed certain technology under development and licensing agreements to various pharmaceutical companies for development of certain products combining the Company’s foam technology with the licensee’s proprietary drugs.

Liquidity and Capital Resources

The Company launched AMZEEQ in the United States in January 2020 and commenced generating product revenues in the first quarter of 2020. The Company’s activities prior to the commercial launch of AMZEEQ had primarily consisted of developing product candidates, raising capital and performing research and development activities. Since inception, the Company has incurred losses and negative cash flows from operations. For the year ended December 31, 2020, the Company incurred a net loss of $255.6 million and used $137.1 million of cash in operations. As of December 31, 2020, the Company had cash, cash equivalents, restricted cash and investments of $59.4 million and an accumulated deficit of $566.2 million.

If the Company does not successfully commercialize AMZEEQ, ZILXI or any of its future product candidates, it may be unable to achieve profitability. Accordingly, the Company may be required to obtain further funding through public or private debt or equity offerings, or other arrangements. Adequate additional funding may not be available to the Company on acceptable terms, or at all. If the Company is unable to raise capital when needed or on acceptable terms, it may be forced to delay, reduce or eliminate its research and development programs or commercialization and manufacturing efforts.

Prior to the Merger, the Company was focused on the development and commercialization of serlopitant. Following the receipt of the results of the Phase 3 clinical trials evaluating serlopitant for the treatment of PN and the impact of the COVID-19 pandemic, the Company revised its operating plan to focus on the commercialization of AMZEEQ, ZILXI and its current product candidates. The Company does not currently intend to further pursue the development of serlopitant. In addition, the revised operating plan reflects prudent resource prioritization and allocation management, including the rationalization of research and development spend to focus on existing product candidates.

From January 1, 2021 through January 25, 2021, the Company sold 2,778,012 shares of common stock in "at-the-market" offerings pursuant to the Sales Agreement. The Company received approximately $26.3 million in net proceeds from the sales. Effective as of January 25, 2021, the Company terminated the Sales Agreement and will not make any further sales thereunder. In addition, on January 26, 2021, the Company entered into a Securities Purchase Agreement with certain institutional and accredited investors for the sale of an aggregate of 5,274,261 shares of common stock of the Company, at a purchase price of $9.48 per share in a registered direct offering. The offering was completed on January 28, 2021 and the Company received approximately $46.7 million in net proceeds, after deducting placement agent fees and other offering expenses.

The Company believes that its existing cash and investments as of December 31, 2020, the net proceeds received from the registered direct offering and the "at-the-market" offerings and projected cash flows from revenues will provide sufficient resources for its operating expense and capital requirements through the end of 2022. However, the amounts and timing of the Company's actual expenditures may vary significantly depending on numerous factors, including the impact of the COVID-19 pandemic, the Company's ability to successfully commercialize AMZEEQ and ZILXI, and any unforeseen cash needs. In addition, the Company may seek additional financing in order to achieve its longer-term strategic plans.

The COVID-19 pandemic has had a significant impact, both direct and indirect, on global businesses and commerce, including our own operations. For example, our product sales for AMZEEQ and ZILXI have been negatively impacted by office closures as a result of the pandemic. Even as our customers’ offices began to reopen, our access to healthcare providers remained limited which dampened sales and negatively impacted our ability to execute our commercial strategy with respect to AMZEEQ and similarly impacted sales of ZILXI, which we launched on October 1, 2020. The future progression of the outbreak and its effects on our business and operations are uncertain. Many patients have chosen not to visit or contact their healthcare providers regarding their skin conditions, which has limited new patient access and conversion. In response to the outbreak, we have taken certain steps to safeguard our employees, healthcare professionals and our other partners. For example, beginning in the first quarter of 2020, our sales force and marketing team were removed from the field and adopted remote and virtual sales activities, including tele-detailing, web-based speaker programs and virtual product education sessions, as needed, in order to meet patients’ needs. In addition, there was a surge in COVID-19 cases in the fourth quarter of 2020 that prompted several regions to re-institute restrictions, which continued to negatively impact our sales force’s ability to access healthcare providers. No assurance can be made that remote sales tactics will be as effective as those used prior to the outbreak of COVID-19. If the activities of our sales force continue to be disrupted or patients elect not to visit their healthcare providers during the pandemic, we may continue to generate less revenue than expected which would have a material adverse effect on our financial results and liquidity as well as hinder our ability to satisfy the minimum revenue covenant contained in our Amended and Restated Credit Agreement, which was amended in August 2020 following an assessment of the impact of the COVID-19 pandemic on our business operations (see "Note 12 - Long-Term Debt" for more information). The future progression of the outbreak and its effects on our business and operations are uncertain.

Subsequent to the filing of the 2020 financial statements, the COVID-19 pandemic and government measures taken in response to the pandemic have had a negative impact on the Company's operations. Access to healthcare providers has been limited, which has negatively impacted sales and the Company's ability to execute its commercial strategy with respect to AMZEEQ and ZILXI. In addition, the commercial launches of both AMZEEQ and ZILXI have been negatively impacted by unfavorable payor decisions in March 2021 on product pricing. These conditions have impaired the Company's ability to generate revenue consistent with internal forecasts, which has had a negative impact on its financial condition and liquidity. The Company and its lenders discussed revenue expected to be generated for the trailing twelve month period ended June 30, 2021, the revenue targets included in the Amended and Restated Credit Agreement and the Company’s strategic transition discussed below. Following such discussions, the Company determined to prepay its outstanding indebtedness in addition to a 4% prepayment fee and accrued but unpaid interest in the total amount of approximately $36.5 million on August 11, 2021. Following the prepayment, the Amended and Restated Credit Agreement has been terminated and the security interests thereunder will be terminated. As a result of the above, the Company determined that its projected cash flows from operations, combined with its cash balance after the debt prepayment, would not provide sufficient resources to fund its existing operations, for at least the next twelve months from the reissuance of these financial statements on August 12, 2021.

The Company completed a strategic review of its business and has determined to initiate a process to explore a sale or license of its minocycline franchise, including AMZEEQ, ZILXI, FCD105 and the underlying MST platform. The Company will refocus its resources on its immuno-inflammatory pipeline and intends to support the FMX114 and the BETi development programs. Research and development activities for these programs, including preclinical and clinical testing of the Company’s drug candidates, will require significant additional financing. The future viability of the Company is dependent on its ability to successfully pivot to its research and development business strategy and develop commercially viable drug candidates and raise additional capital to finance its operations. There is no assurance the Company will be able to achieve these objectives under acceptable terms or at all.

Based on current plans and assumptions, the Company believes that absent sufficient proceeds received from a sale or license of the minocycline franchise, business development transactions or financing transactions, which are all beyond its control, it will not have sufficient cash and cash equivalents to fund its operations beyond one year from the reissuance of these financial statements on August 12, 2021. Accordingly, the Company will, over the course of the next twelve months, require significant additional financing to continue its operations. Failure to successfully complete a sale or license of the minocycline franchise, develop the noted assets, and receive additional financing will require the Company to delay, scale back or otherwise modify its business and its research and development activities and other operations.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES:

a.	Basis of presentation

The Company’s financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). Certain prior period amounts have been reclassified to conform to current year presentation.

b.	Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results may differ from those estimates. Significant items subject to such estimates and assumptions include accounting for business combinations, impairments of goodwill and intangible assets and revenue recognition. Actual results could differ from the Company’s estimates.

The extent to which the COVID-19 pandemic continues to impact the Company’s business and financial results will depend on numerous evolving factors including, but not limited to: the magnitude and duration of the pandemic; the extent to which patients and our sales representatives are able to access healthcare provider offices; the impact on worldwide macroeconomic conditions, including interest rates, employment rates and health insurance coverage; the speed of the anticipated recovery; and governmental and business reactions to the pandemic. The Company's product sales for 2020, particularly during the second and fourth quarters, were negatively impacted by office closures. No assurance can be given that such office closures will not occur again in future periods, and if such closures do occur, or any other circumstance arises such that patients or our sales representatives are restricted in their ability to connect with healthcare providers, our product sales would be negatively impacted. In addition, the Company further assessed certain accounting matters that generally require consideration of forecasted financial information in context with the information reasonably available to the Company and the unknown future impacts of COVID-19 as of December 31, 2020 and through the date of this report. The accounting matters assessed included, but were not limited to, the Company’s allowance for doubtful accounts and credit losses, inventory and related reserves, impairments of long-lived assets and revenue recognition. The Company recorded impairments of goodwill and certain indefinite-lived intangible assets; however, these were unrelated to the impact of COVID-19 (See "Note 3 - Business Combination" for more information). The Company’s future assessment of the magnitude and duration of COVID-19, as well as other factors, could result in material impacts to the Company’s consolidated financial statements in future reporting periods.

c.	Business Acquisition

The Company’s consolidated financial statements include the operations of an acquired business after the completion of the acquisition. The Company accounts for acquired businesses using the acquisition method of accounting, which requires, among other things, that most assets acquired and liabilities assumed be recognized at their estimated fair values as of the acquisition date and that the fair value of In-Process Research and Development and Goodwill be recorded on the balance sheet. Transaction costs are expensed as incurred.

Amounts recorded in connection with an acquisition can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions.

The Company is required to measure certain assets and liabilities at fair value, either upon initial recognition or for subsequent accounting or reporting.  For example, the Company uses fair value in the initial recognition of net assets acquired in a business combination and when measuring impairment losses.  The Company estimates fair value using an exit price approach, which requires, among other things, that Company determine the price that would be received to sell an asset or paid to transfer a liability in an orderly market. The determination of an exit price is considered from the perspective of market participants, considering the highest and best use of non-financial assets and, for liabilities, assuming that the risk of non-performance will be the same before and after the transfer.

When estimating fair value, depending on the nature and complexity of the asset or liability, the Company may use one or all of the following techniques:

•	Income approach, which is based on the present value of a future stream of net cash flows.

•	Market approach, which is based on market prices and other information from market transactions involving identical or comparable assets or liabilities.

•	Cost approach, which is based on the cost to acquire or construct comparable assets, less an allowance for functional and/or economic obsolescence.

Our fair value methodologies depend on the following types of inputs:

•	Quoted prices for identical assets or liabilities in active markets (Level 1 inputs).

•	Quoted prices for similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are directly or indirectly observable, or inputs that are derived principally from, or corroborated by, observable market data by correlation or other means (Level 2 inputs).

•	Unobservable inputs that reflect estimates and assumptions (Level 3 inputs).

A single estimate of fair value can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions.

d.	Foreign Currency Translation

Transactions and balances originally denominated in dollars are presented at their original amounts. Balances in non-dollar currencies are translated into dollars using historical and current exchange rates for non-monetary and monetary balances, respectively. For non-dollar transactions and other items in the statements of operations (indicated below), the following exchange rates are used: (i) for transactions - exchange rates at transaction dates or average rates; and (ii) for other items (derived from non-monetary balance sheet items such as depreciation and amortization, etc.) - historical exchange rates. Currency transaction gains and losses are presented in financial income or expenses, as appropriate.

e.	Principles of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. Intercompany balances and transactions have been eliminated upon consolidation.

f.	Cash and cash equivalents

The Company considers as cash equivalents all short-term, highly liquid investments, which include short-term bank deposits with original maturities of three months or less from the date of purchase that are not restricted as to withdrawal or use and are readily convertible to known amounts of cash.

g.	Bank deposits

Bank deposits with original maturity dates of more than three months but at balance sheet date are less than one year are included in short-term deposits. The fair value of bank deposits approximates the carrying value since they bear interest at rates close to the prevailing market rates.

h.	Marketable securities

Marketable debt securities:

Marketable debt securities are classified as available for sale and are recorded at fair value. Management determines the appropriate classification of its investments in securities at the time of purchase. Classifications of debt securities in the balance sheet are determined based on the maturity date of the securities.

Dividend and interest income, including amortization of the premium and discount arising at acquisition, as well as realized gains and losses, are included in other income, net.

Unrealized gains, net of taxes, are reflected in other comprehensive income (loss). Unrealized losses considered to be temporary are reflected in other comprehensive income (loss); unrealized losses that are considered to be other-than-temporary are charged to income as an impairment charge. Realized gains and losses are included in other income, net.

Other-than-temporary impairment has occurred if the Company does not expect to recover the entire amortized cost basis of the debt security. If the Company does not intend to sell the impaired debt security, and it is not more likely than not it will be required to sell the debt security before the recovery of its amortized cost basis, the amount of the other-than-temporary impairment is recognized in earnings, recorded in other income, net, is limited to the portion attributed to credit loss. The remaining portion of the other-than-temporary impairment related to other factors is recognized in other comprehensive income or loss.

Marketable equity securities:

The Company’s marketable equity securities are recorded at fair market value and, beginning January 1, 2018, following the adoption of ASU No. 2016-1, Financial Instruments—Overall (Subtopic 825-10), unrealized gains and losses are included in other income, net in the consolidated statements of operations.

i.	Derivatives and Hedging

The Company recognizes all derivative instruments as either assets or liabilities in the consolidated balance sheet at their respective fair values. All gains and losses associated with derivatives are reported as a other income net in the accompanying consolidated statements of operations. As of December 31, 2020, the Company had no derivative instruments.

j.	Inventory

Prior to the date the Company obtains regulatory approval for its product candidates, inventory costs related to commercial production are expensed as research and development expense. Once regulatory approval is obtained, the Company capitalizes such costs as inventory. Inventories are stated at the lower of cost or net realizable value. The Company determines the cost of inventory using the first-in, first-out (“FIFO”) method. The Company periodically reviews its inventory levels and writes down inventory that is expected to expire prior to being sold, inventory in excess of expected sales requirements and inventory that fails to meet commercial sale specifications, with a corresponding charge to cost of goods sold.

k.	Property and equipment

1)	Property and equipment are stated at cost, net of accumulated depreciation and amortization.

2)	The Company’s property and equipment are depreciated by the straight-line method on the basis of their estimated useful life.

Annual rates of depreciation are as follows:

Estimated Useful Life
Computers	3 - 7 years
Laboratory equipment	5 - 14 years
Office furniture and equipment	7 - 14 years
Vehicles	7 years

Leasehold improvements are amortized by the straight-line method over the expected lease term, which is shorter than the estimated useful life of the improvements.

l.	Impairment of long-lived assets

The Company tests long-lived assets for impairment whenever events or circumstances present an indication of impairment. If the sum of expected future cash flows (undiscounted and without interest charges) of the assets is less than the carrying amount of such assets, an impairment loss would be recognized. The assets would be written down to their estimated fair values, calculated based on the present value of expected future cash flows (discounted cash flows), or some other fair value measure.

For the years ended December 31, 2020, 2019 and 2018, the Company did not recognize an impairment loss for its long-lived assets.

m.	Goodwill and other indefinite lived intangible assets

The Company reviews goodwill and other intangibles that have indefinite lives for impairment annually as of the end of the fiscal year or when events or changes in circumstances indicate the carrying value of these assets might exceed their current fair values. Impairment testing is based upon the best information available including estimates of fair value which incorporate assumptions market participants would use in making their estimates of fair value. In 2020, the Company recorded full impairment charges related to its $4.5 million of goodwill and $49.8 million of IPR&D (See "Note 3 - Business Combination" for more information).

n.	Allowance for doubtful accounts

An allowance for doubtful accounts is maintained for potential credit losses based on the aging of trade receivables, historical bad debts experience and changes in customer payment patterns. Trade receivable balances are written off against the allowance when it is deemed probable that the receivable will not be collected. Trade receivables, net are stated net of reserves for certain sales allowances and provisions for doubtful accounts. Provisions for doubtful accounts were not material for the years ended December 31, 2020, 2019 and 2018.

o.	Debt

Debt discounts created as a result of the allocation of proceeds received from a debt issuance to warrants issued are amortized to interest expense under the effective interest method over the life of the recognized debt liability.

Debt issuance costs include the costs of debt financings undertaken by the Company, including legal fees and other direct costs of the financing. Debt issuance costs related to a recognized debt liability are presented on the consolidated balance sheet as a direct deduction from the carrying amount of the debt liability and are amortized to interest expense over the term of the related debt, using the effective interest method.

p.	Leases

The Company adopted ASU 2016-02, Leases (Topic 842) on January 1, 2019. The new standard requires lessees to record assets and liabilities on the balance sheet for all leases. Leases are classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The Company recognizes the lease payments in the consolidated statements of operations on a straight-line basis over the lease period. The Company elected the short-term lease recognition exemption for all leases with a term shorter than 12 months.

q.	Contingencies

Certain conditions may exist as of the date of the financial statements, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management assesses such contingent liabilities and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s management evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

Management applies the guidance in ASC 450-20-25 when assessing losses resulting from contingencies. If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability is recorded as accrued expenses in the Company’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material are disclosed.

Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantees are disclosed.

r.	Share-based compensation

The Company accounts for employees’ and directors’ share-based payment awards classified as equity awards using the grant-date fair value method. The fair value of share-based payment transactions is recognized as an expense over the requisite service period using the straight-line method. Forfeitures are recognized as they occur.

Share-based payments related to the employee share purchase plan (“ESPP”) are recognized based on the fair value of each award estimated on the first day of the offering period and recognized as an expense over the offering period using the straight-line method.

The Company elected to recognize compensation costs for awards conditioned only on continued service that have a graded vesting schedule using the straight-line method based on the multiple-option award approach.

s.	Revenue recognition

The Company accounts for its revenue transactions under FASB ASC Topic 606, Revenue from Contracts with Customers. In accordance with ASC Topic 606, the Company recognizes revenues when its customers obtain control of its product for an amount that reflects the consideration it expects to receive from its customers in exchange for that product. To determine revenue recognition for contracts that are determined to be in scope of ASC Topic 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies the performance obligation. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. Once the contract is determined to be within the scope of ASC Topic 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when such performance obligation is satisfied.

The Company’s customers include a limited number of national and select regional wholesalers (the “distributors”) and certain independent and specialty pharmacies, together (the "customers"). These distributors subsequently resell the product, primarily to retail pharmacies that dispense the product to patients. Net product revenue is typically recognized when customers obtain control of the Company’s products, which occurs at a point in time, typically upon delivery of product to the customers. The Company evaluates the creditworthiness of its customers to determine whether it is probable that a significant reversal in the amount of the cumulative revenue recognized will not occur. The Company does not assess whether a contract has a significant financing component if the expectation is such that the period between the transfer of the promised goods to the customer and the receipt of payment will be less than one year. Standard credit terms do not exceed 90 days. The Company expenses incremental costs of obtaining a contract as and when incurred if the expected amortization period of the asset that would have been recognized is one year or less or the amount is immaterial. Shipping and handling costs related to the Company’s product sales are included in selling, general and administrative expenses.

The Company’s net product revenues through December 31, 2020 were primarily generated through sales of AMZEEQ, which was approved by the FDA in October 2019 and was commercially launched in the United States in January 2020 and ZILXI, which was approved by the FDA in May 2020 and was commercially launched in the United States in October 2020. Product revenue is recorded net of distribution fees, trade discounts, allowances, rebates, copay program coupons, chargebacks, estimated returns and other incentives. These reserves are classified as either reductions of accounts receivable or as current liabilities. The estimates of reserves established for variable consideration reflect current contractual and statutory requirements, known market events and trends, industry data and forecasted customer mix. The transaction price, which includes variable consideration reflecting the impact of discounts and allowances, may be subject to constraint and is included in the net product revenues only to the extent that it is probable that a significant reversal of the amount of the cumulative revenues recognized will not occur in a future period. Actual amounts may ultimately differ from these estimates. If actual results vary, estimates may be adjusted in the period such change in estimate becomes known, which could have an impact on earnings in the period of adjustment. See “Note 4 – Revenue Recognition” for more information.

On April 23, 2020, the Company announced that it entered into a license agreement with Cutia for our minocycline products and product candidate, if approved, on an exclusive basis in Greater China. Under the terms of the agreement, Cutia will have an exclusive license to obtain regulatory approval of and commercialize AMZEEQ, ZILXI and, if approved in the U.S., FCD105 in the Greater China territory. The Company will supply the finished licensed products to Cutia for clinical and commercial use. The Company received an upfront cash payment of $10.0 million and will be eligible to receive an additional $1.0 million payment upon the receipt of marketing approval in China of the first licensed product. The Company will also receive royalties on net sales of any licensed products. The license is determined to be a distinct performance obligation of the arrangement, therefore the Company recognizes the revenues from the upfront license fee when the license is transferred to the licensee and the licensee is able to use and benefit from the license. See "Note 4 - Revenue Recognition" for more information.

t.	Research and development costs

Research and development expenses include costs directly attributable to the conduct of research and development programs, including the cost of clinical trials, clinical trial supplies, salaries, share-based compensation expenses, payroll taxes and other employee benefits, lab expenses, consumable equipment and consulting fees. All costs associated with research and developments are expensed as incurred.

u.	Clinical trial accruals

Clinical trial expenses are charged to research and development expense as incurred. The Company accrues for expenses resulting from obligations under contracts with clinical research organizations ("CROs"). The financial terms of these contracts are subject to negotiations, which vary from contract to contract and may result in payment flows that do not match the periods over which materials or services are provided. The Company’s objective is to reflect the appropriate trial expense in the consolidated financial statements by matching the appropriate expenses with the period in which services and efforts are expended. In the event advance payments are made to a CRO, the payments are recorded as other assets, which will be recognized as expenses as services are rendered.

v.	Income taxes:

1)	Deferred taxes

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is recognized to the extent that it is more likely than not that the deferred taxes will not be realized in the foreseeable future. Given the Company’s losses, the Company has provided a full valuation allowance with respect to its deferred tax assets.

2)	Uncertainty in income tax

The Company follows a two-step approach in recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the available evidence indicates that it is more likely than not that the position will be sustained based on technical merits. If this threshold is met, the second step is to measure the tax position as the largest amount that has more than a 50% likelihood of being realized upon ultimate settlement.

w.	Loss per share

The calculation of the weighted-average number of common stock outstanding during the period in which the reverse merger occurs was based on:

a.	The number of common stock outstanding from the beginning of that period to the merge date was computed on the basis of the weighted-average number of common stock of the legal acquiree (accounting acquirer) outstanding during the period multiplied by the exchange ratio established in the merger agreement

b.	The number of common stock outstanding from the merger date to the end of that period was the actual number of common stock of the legal acquirer (the accounting acquiree) outstanding during that period.

The basic and diluted loss per share for each comparative period before the acquisition date presented in the consolidated financial statements following the reverse merger was calculated by dividing (a) by (b):

a.	The loss of the legal acquiree attributable to common stockholders in each of those periods.

b.	The legal acquiree's historical weighted-average number of common stock outstanding multiplied by the exchange ratio established in the merge agreement

Net loss per share, basic and diluted, is computed on the basis of the net loss for the period divided by the weighted average number of common shares outstanding during the period. Diluted net loss per share is based upon the weighted average number of common stock and of common stock equivalents outstanding when dilutive. Common stock equivalents include outstanding stock options and warrants which are included under the treasury share method when dilutive.

The following average stock options, restricted stock units (“RSUs”), warrants and incremental shares to be issued under the employee stock purchase plan (“ESPP”) were excluded from the calculation of diluted net loss per share because their effect would have been anti-dilutive for the periods presented (share data):

	Year ended December 31
	2020	2019	2018
Outstanding share options, RSUs and shares under ESPP	4,088,581	905,649	693,836
Warrants	407,108	69,180	75,257

In addition to the above, the CSR was excluded from the calculation of the diluted net loss per share because its effect would have been anti-dilutive for the periods presented. On April 6, 2020, the Company announced that each of Menlo’s Phase III PN Trials (study MTI-105 and study MTI-106) did not meet their respective primary endpoint of demonstrating statistically significant reduction in pruritus in patients treated with serlopitant compared to placebo based upon a 4-point improvement responder analysis. Each CSR was converted into 1.2082 shares of Menlo common stock, resulting in an effective exchange ratio (the "Exchange Ratio") in the Merger of 1.8006 shares of Menlo common stock for each Foamix ordinary share. The conversion of the CSR also affected the Exchange Ratio of the pre-Merger Foamix equity awards and warrants outstanding as of March 9, 2020. See "Note 3 - Business Combination" for more information.

x.	Fair value measurement

Fair value is based on the price that would be received from the sale of an asset or that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. In order to increase consistency and comparability in fair value measurements, the guidance establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels, which are described as follows:

Level 1:	Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2:	Observable prices that are based on inputs not quoted on active markets, but corroborated by market data or active market data of similar or identical assets or liabilities.

Level 3	Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible and considers counterparty credit risk in its assessment of fair value.

y.	Concentration of credit risks

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents, restricted cash, bank deposits, marketable securities and accounts receivables. The Company deposits cash and cash equivalents with highly rated financial institutions and, as a matter of policy, limits the amounts of credit exposure to any single financial institution. In addition, all marketable securities carry a high rating or are government insured. The Company has not experienced any material credit losses in these accounts and does not believe it is exposed to significant credit risk on these instruments.

For the year ended December 31, 2020, the Company's three largest customers collectively represented 96% of product revenue and 90% of accounts receivable.

z.	Comprehensive loss

Comprehensive loss includes, in addition to net loss, unrealized holding gains and losses on available-for-sale debt securities and derivative instruments designated as cash flow hedge (net of related taxes where applicable).

Reclassification adjustments for gain or loss of available-for-sale securities are included in other income, net in the consolidated statement of operations.

aa.	Newly issued and recently adopted accounting pronouncements:

Recent Accounting Guidance Issued:

In March 2020, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2020-4, "Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting" (ASU 2020-4), which provides guidance to alleviate the burden in accounting for reference rate reform by allowing certain expedients and exceptions in applying generally accepted accounting principles to contracts, hedging relationships, and other transactions impacted by reference rate reform. The provisions of ASU 2020-4 apply only to those transactions that reference LIBOR or another reference rate expected to be discontinued due to reference rate reform. Adoption of the provisions of ASU 2020-4 are optional and are effective from March 12, 2020 through December 31, 2022. The Company is currently evaluating the impact of ASU 2020-4 on its consolidated financial statements.

In June 2016, the FASB issued Accounting Standards Update No. 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (ASU 2016-13), which requires companies to measure credit losses of financial instruments, including customer accounts receivable, utilizing a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. Subsequent to the issuance of ASU 2016-13, the FASB issued several additional Accounting Standard Updates to clarify implementation guidance, provide narrow-scope improvements and provide additional disclosure guidance. As a smaller reporting company, the Company will adopt ASU 2016-13 effective January 1, 2023 or at such time where it is no longer a smaller reporting company.

In December 2019, the FASB issued Accounting Standards Update No. 2019-12, "Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes," which clarifies and simplifies certain aspects of the accounting for income taxes. The standard is effective for years beginning after December 15, 2020, and interim periods beginning after December 15, 2020. Currently, we do not expect the adoption of the new standard to have a material impact to the Company's consolidated financial statements.

NOTE 3 - BUSINESS COMBINATION:

On November 10, 2019, Menlo entered into the Merger Agreement with Foamix, and Merger Sub, a direct and wholly-owned Israeli subsidiary of Menlo. On March 9, 2020, the Merger was completed and Foamix is now a wholly-owned subsidiary of the Company.

On the Effective Date, each ordinary share of Foamix was exchanged for 0.5924 shares of common stock of Menlo. In addition, on the Effective Date, Foamix shareholders received one contingent stock right (a “CSR”) for each Foamix ordinary share held by them. The CSRs were issued pursuant to the Contingent Stock Rights Agreement (the “CSR Agreement”), dated as of March 9, 2020, by and between Menlo and American Stock Transfer & Trust Company, LLC, and represented the non-transferable contractual right to receive shares of common stock of Menlo depending on the results of Menlo’s phase III clinical trials evaluating the safety and efficacy of once daily oral serlopitant for the treatment of prurigo nodularis (the “Phase III PN Trials”).

On April 6, 2020, the Company announced that each of Menlo’s Phase III PN Trials (study MTI-105 and study MTI-106) did not meet their respective primary endpoint of demonstrating statistically significant reduction in pruritus in patients treated with serlopitant compared to placebo based upon a 4-point improvement responder analysis. Accordingly, on April 6, 2020, pursuant to the terms of the CSR Agreement, each CSR was converted into 1.2082 additional shares of Menlo common stock, resulting in an effective Exchange Ratio in the Merger of 1.8006 shares of Menlo common stock for each Foamix ordinary share. The CSR conversion resulted in the issuance and delivery of 74,544,413 additional shares of Menlo common stock underlying the CSRs, adjusted retrospectively to 18,636,103 shares of common stock upon the reverse stock split effective February 12, 2021. Following the conversion of the CSRs, pre-Merger Foamix shareholders and pre-Merger Menlo stockholders owned approximately 82% and 18% of post-Merger Menlo, respectively, each calculated on a fully diluted basis.

For accounting purposes, the Merger is treated as a “reverse acquisition” under U.S. GAAP and Foamix is considered the accounting acquirer. Accordingly, upon consummation of the Merger, the historical financial statements of Foamix became the Company’s historical financial statements, and the historical financial statements of Foamix are included in the comparative prior periods.

Under reverse acquisition accounting, the U.S. dollar amount for common stock in the financial statements is based on the value and number of shares issued by Menlo (reflecting the legal structure of Menlo as the legal acquirer) on the Merger date plus subsequent shares issued by the Company. The amounts in additional paid-in capital represent that of Foamix and include the fair value of shares deemed for accounting purposes to have been issued by Foamix on the merger date and the fair value of the Menlo equity awards included in the purchase price calculation. The Foamix additional paid-in capital was also adjusted for the difference between the number of common stock and the historical number of shares of Foamix’s ordinary shares.

During the year ended December 31, 2020, the Company incurred transaction costs of approximately $11.7 million, which are recorded in the consolidated statements of operations and comprehensive income. This amount includes $8.1 million of severance benefits for employees terminated after the Effective Date.

Purchase Price

The following is the Merger Consideration (as defined in the Merger Agreement) was transferred to effect the Merger:

(in thousands)	Total
Deemed (for accounting purposes only) issuance of Foamix shares to Menlo stockholders	$123,757
Deemed (for accounting purposes only) conversion of Menlo equity awards	7,322
Total consideration*	$131,079

* This amount reflects total consideration prior to reduction in respect of the CSRs (which had a fair value of $19.6 million as of the Merger Date) that were issued to Foamix shareholders and that reduced the Menlo stockholders’ relative ownership in the combined company. If the effect of the CSRs is included, the total consideration deemed paid by Foamix, as the accounting acquirer, to Menlo stockholders and equity award holders in the Merger would be reduced to approximately $111.4 million, as shown in the purchase price allocation table below.

Based on Foamix’s closing share price of $2.99 as of March 9, 2020, the Merger Consideration under reverse acquisition accounting was approximately $131.1 million, consisting of $123.8 million for the deemed (for accounting purposes only) issuance of 41.4 million Foamix shares assuming that no upwards adjustment was made to the Exchange Ratio relating to the CSR, and $7.3 million for the fair value of Menlo equity awards deemed (for accounting purposes only) to be converted into Foamix equity awards. The converted stock options represent the fair value of such options attributable to service prior to the Merger date using the Foamix closing share price of $2.99 as of March 9, 2020 as an input to the Black Scholes valuation model to determine the fair value of the options.

Purchase Price Allocation

The Company completed its analysis of the allocation of the purchase price to the fair values of assets acquired and liabilities assumed as follows:

(in thousands)	March 9, 2020
Cash and cash equivalents	$38,641
Investment in marketable securities	22,703
Prepaid expenses and other current assets	1,581
In-process research and development	49,800
Goodwill	4,545
Total assets	117,270
Current liabilities	(5,827)
Total liabilities	(5,827)
Estimated purchase price*	$111,443

* Reflects reduction in the purchase price deemed paid to Menlo stockholders in the Merger on the assumption that the CSRs, in an aggregate value of $19.6 million, convert into additional shares of the combined company for the Foamix shareholders, thereby resulting in a lower percentage of the combined company’s outstanding shares being owned by Menlo stockholders following the Merger.

Goodwill

Goodwill is recorded with the acquisition of a business and is calculated as the difference between the acquisition date fair value of the consideration transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized but is tested for impairment at least annually. None of the Goodwill recognized is expected to be deductible for income tax purposes. The purchase price of the transaction and the excess purchase price over the fair value of the identifiable net assets acquired, are calculated as follows:

(in thousands)	March 9, 2020
Purchase price	$111,443
Less: fair value of net assets acquired, including other identifiable intangibles	(106,898)
Goodwill	$4,545

On April 6, 2020, the Company announced that each of Menlo’s Phase III PN Trials (study MTI-105 and study MTI-106) did not meet their respective primary endpoint of demonstrating statistically significant reduction in pruritus in patients treated with serlopitant compared to placebo based upon a 4-point improvement responder analysis. The Company does not intend to further pursue the development of serlopitant. As such, the Company recorded a full impairment charge of $4.5 million related to goodwill in its consolidated statements of operations and comprehensive loss for the year ended December 31, 2020. There were no impairment charges in the years ended December 31, 2019 and 2018.

In-Process Research and Development (“IPR&D")

The IPR&D recognized relates to Menlo’s once-daily oral serlopitant for the treatment of pruritus (itch) associated with PN that has not reached technological feasibility as follows:

(in thousands)
Intangible asset	Estimated Fair Value
Acquired indefinite life intangible assets*	$49,800
Fair value of identified intangible assets	$49,800

* Represents acquired IPR&D assets which are initially recognized at fair value and are classified as indefinite-lived assets until the successful completion or abandonment of the associated research and development efforts. Accordingly, during the research and development period, these assets will not be amortized into earnings; instead these assets will be subject to periodic impairment testing.

The fair value of IPR&D has been estimated utilizing a multi-period excess earnings method under the income approach, which reflects the present value of the projected cash flows that are expected to be generated, less charges representing the contribution of other assets to those cash flows that use projected cash flows with and without the intangible asset in place.

On April 6, 2020, the Company announced that each of Menlo’s Phase III PN Trials (study MTI-105 and study MTI-106) did not meet their respective primary endpoint of demonstrating statistically significant reduction in pruritus in patients treated with serlopitant compared to placebo based upon a 4-point improvement responder analysis. The Company does not intend to further pursue the development of serlopitant. As such, the Company recorded a full impairment charge of $49.8 million related to the IPR&D asset in its consolidated statements of operations and comprehensive loss for the year ended December 31, 2020. There were no impairment charges in the years ended December 31, 2019 and 2018.

CSR

The CSR was issued pursuant to the CSR Agreement, dated as of March 9, 2020, by and between Menlo and American Stock Transfer & Trust Company, LLC, and represented the non-transferable contractual right to receive shares of common stock of Menlo depending on the results of Menlo’s Phase III PN Trials. The Company recognized a liability of $19.6 million in the consolidated balance sheet as of March 9, 2020. The liability was measured at fair value and categorized as level 3 as of the acquisition date in accordance with ASC 805-31-25-5 and subsequently at each reporting date thereafter. The fair value of the CSR was estimated as the incremental value that Foamix would be able to achieve on a probability weighted basis assuming three different potential probabilities of the following scenarios: (a) serlopitant significance was achieved in both Phase III PN Trials (b) serlopitant significance was achieved in only one Phase III PN Trial and (c) serlopitant significance was not achieved or was not determined on or before May 31, 2020.

On April 6, 2020, the Company announced that each of Menlo’s Phase III PN Trials (study MTI-105 and study MTI-106) did not meet their respective primary endpoint of demonstrating statistically significant reduction in pruritus in patients treated with serlopitant compared to placebo based upon a 4-point improvement responder analysis. Accordingly, on April 6, 2020, pursuant to the terms of the CSR Agreement, each CSR was converted into 1.2082 additional shares of Menlo common stock, resulting in an effective Exchange Ratio in the Merger of 1.8006 shares of Menlo common stock for each Foamix ordinary share. The CSR conversion resulted in the issuance and delivery of 74.5 million additional shares of Menlo common stock underlying the CSRs, adjusted retrospectively to 18.6 million shares of common stock upon the reverse stock split effective February 12, 2021. Following the conversion of the CSRs, pre-Merger Foamix shareholders and pre-Merger Menlo stockholders own approximately 82% and 18% of post-Merger Menlo, respectively, each calculated on a fully diluted basis. The conversion of the CSR also affected the Exchange Ratio of the pre-Merger Foamix equity awards and warrants outstanding as of March 9, 2020 and increased the awards available for grant under the Company's equity plan.

The contingent consideration associated with the CSR was recognized and measured at fair value as of the acquisition date in accordance with ASC 805-30-25-5. An acquirer's obligation to pay contingent consideration should be classified as a liability or equity in accordance with ASC 480, Distinguishing Liabilities from Equity, ASC 815 Derivatives and Hedging, and other applicable U.S. GAAP. The contingent consideration associated with the CSR was initially measured at fair value and subsequently measured at fair value at each reporting date. The CSR was classified as a liability, as it was settled by issuing a variable number of the Company's common stock. On April 6, 2020, the Company recorded $84.7 million of expense in its consolidated statements of operations and comprehensive loss to remeasure the CSR liability in its consolidated balance sheet to its fair value of $104.4 million (calculated based on 74,544,413 shares issued, adjusted retrospectively to 18,636,103 shares of common stock upon the reverse stock split effective February 12, 2021, and a share price of $1.40 on April 6, 2020) and then settled in connection with the issuance of shares.

Pro Forma

The actual Menlo net loss included in the Company’s consolidated statements of operations and comprehensive income for the year ended December 31, 2020 (for the period from March 9, 2020, the Effective Date, through December 31, 2020, which are not indicative of the results to be expected for a full year) and the supplemental unaudited pro forma revenue and net loss of the combined entity had the acquisition been completed on January 1, 2019 are as follows:

Actual Menlo results of operations included in the consolidated statement of operation for the year ended December 31, 2020:

(in thousands)	Year ended December 31, 2020
Revenues	$—
Loss attributable to Menlo	$24,517

	Year ended December 31,
	2020	2019

(in thousands, except per share data)	(Unaudited)
SUPPLEMENTAL PRO FORMA COMBINED RESULTS OF OPERATIONS:
Revenues	$20,993	$443
Net loss	$252,951	$161,967
Loss per share - basic and diluted	$7.53	$11.19

Adjustments to the supplemental pro forma combined results of operations, included in the above, are as follows:
Transaction costs	$(14,931)	$—
Acceleration of stock based compensation	(7,199)	—
Total Adjustments	$(22,130)	$—

These unaudited pro forma consolidated financial results have been prepared for illustrative purposes only and do not purport to be indicative of the results of operations that actually would have resulted had the acquisition occurred on the first day of the earliest period presented, or of future results of the consolidated entities. The unaudited pro forma consolidated financial information does not reflect any operating efficiencies and cost savings that may be realized from the integration of the Merger.

NOTE 4 - REVENUE RECOGNITION

Product Sales

Product revenues for the year ended December 31, 2020 were primarily generated from sales of AMZEEQ which was commercially launched in the United States in January 2020 and ZILXI which became available in pharmacies nationwide on October 1, 2020. The Company’s customers include a limited number of national and select regional distributors and certain independent and specialty pharmacies, together (the "customers"). The distributors subsequently resell the product, primarily to retail pharmacies that dispense the product to patients. Net product revenue is typically recognized when customers obtain control of the Company’s products, which occurs at a point in time, typically upon delivery of product to the customers. For the year ended December 31, 2020, three distributors accounted for 42%, 39% and 15% of product revenue, respectively.

Product Sales Provisions

Product revenue is recorded net of distribution fees, trade discounts, allowances, rebates, chargebacks, estimated returns and other incentives, described below.   The Company calculates its net product revenue based on the wholesale acquisition cost that the Company charges its customers less provisions for (i) trade discounts and allowances, such as distributor fees and discounts for prompt payment, (ii) estimated rebates to third-party payers, patient co-pay assistance programs, chargebacks and other discount programs and (iii) reserves for expected product returns.

Provisions for distribution fees, trade discounts and chargebacks are reflected as a reduction to trade receivables, net on the consolidated balance sheet. All other provisions, including rebates, other discounts and return provisions are reflected as a liability within accrued expenses on the consolidated balance sheet. Provisions for revenue reserves described below reduced product revenues by $39.5 million for the year ended December 31, 2020. The revenue reserve accrual at December 31, 2020 was $5.8 million reflected in accrued expenses in the consolidated balance sheet.

Distribution Fees and Trade Discounts and Allowances: The Company pays fees for distribution services and for certain data that distributors provide to the Company and generally provides discounts on sales to its distributors for prompt payment. These fees and discounts are contractual in nature and the Company expects its distributors to earn these fees and discounts, and accordingly deducts the full amount of these fees and discounts from its gross product revenues at the time such revenues are recognized.

Rebates, Chargebacks and Other Discounts: Product sales made under managed-care and governmental pricing programs in the U.S. are subject to rebates. Managed Care rebates relate to contractual agreements to sell products to managed care organizations and pharmacy benefit managers at contractual rebate percentages in exchange for volume and/or market share. Chargebacks relate to contractual agreements to sell products to government agencies and other indirect customers at contractual prices that are lower than the list prices the Company charges wholesalers. When these government agencies or other indirect customers purchase products through wholesalers at these reduced prices, the wholesaler charges the Company for the difference between the prices they paid the Company and the prices at which they sold the products to the indirect customers. The Company estimates the rebates and chargebacks it expects to be obligated to provide and deducts these estimated amounts from its gross product revenue at the time the revenue is recognized. The Company estimates the rebates and chargebacks that it expects to be obligated to provide based upon (i) the Company's current contracts and negotiations, (ii) estimates regarding the payer mix based on third-party data and utilization, (iii) inventory held by distributors and (iv) estimates of inventory held at the retail channel. Other discounts include the Company’s co-pay assistance coupon programs for commercially-insured patients meeting certain eligibility requirements. The calculation of the accrual for co-pay assistance is based on an estimate of claims and the cost per claim that the Company expects to pay associated with product that has been recognized as revenue.

Product Returns: Consistent with industry practice, customers are generally allowed to return products within a specified period of time before and after its expiration date. The Company estimates the amount of product that will be returned and deducts these estimated amounts from its gross revenue at the time the revenue is recognized. The information utilized to estimate the returns provision includes: (i) historical industry information regarding rates for comparable pharmaceutical products and product portfolios, (ii) external data with respect to inventory levels in the wholesale distribution channel, (iii) external data with respect to prescription demand for products and (iv) remaining shelf lives of products at the date of sale. The Company estimates that approximately 2% to 3% of product will be returned.

License Revenues

On April 23, 2020, the Company announced that it entered into a license agreement with Cutia for AMZEEQ as well as certain of the Company's other topical minocycline product candidates, once approved, on an exclusive basis in Greater China. Under the terms of the agreement, Cutia will have an exclusive license to obtain regulatory approval of and commercialize AMZEEQ, ZILXI and, if approved in the U.S., FCD105 in the Greater China territory. The Company will supply the finished licensed products to Cutia for clinical and commercial use. Outside of the license transferred, the Company does not have any additional performance obligations under the arrangement. In exchange for the license, the Company received an upfront cash payment of $10.0 million and will be eligible to receive an additional $1.0 million payment upon the receipt of marketing approval in China of the first licensed product. The license is considered functional IP as the licensee is able to use and benefit from the license without the continued involvement of the Company. The Company recorded $10.0 million of license revenue in the year ended December 31, 2020. There was no license revenue in the year ended December 31, 2019. The Company will also receive royalties on net sales of any licensed products, such royalties will be recognized in the period the sales or usage occurs under the royalties sales-and usage based exception. The Company has not recorded revenue related to the $1.0 million payment due upon receipt of marketing approval for the licensed product as such amount is constrained under the variable consideration guidance under ASC 606, Revenue from Contracts with Customers.

Contract Assets and Contract Liabilities

The Company did not have any contract assets (unbilled receivables) related to product sales or as of December 31, 2020, as customer invoicing generally occurs before or at the time of revenue recognition. The Company did not have any contract assets (unbilled receivables) related to its license revenues as of December 31, 2020.

The Company did not have any contract liabilities as of December 31, 2020, as the Company did not receive payments in advance of fulfilling its performance obligations to its customers.

Sales Commissions

Sales commissions are generally attributed to periods shorter than one year and therefore are expensed when incurred. Sales commissions are included in selling, general and administrative expenses.

Financing Component

The Company has elected not to adjust consideration for the effects of a significant financing component when the period between the transfer of a promised good or service to the customer and when the customer pays for that good or service will be one year or less. Standard credit terms do not exceed 90 days.

Royalty Revenues

The Company is entitled to royalty payments with respect to sales of a product developed by a customer in collaboration with the Company. Revenues in the amount of $0.8 million and $0.4 million were recorded during the year ended December 31, 2020 and 2019, respectively.

NOTE 5 - FAIR VALUE MEASUREMENTS

The Company’s assets and liabilities that are measured at fair value as of December 31, 2020, and December 31, 2019, are classified in the tables below in one of the three categories described in "Note 2 - Fair value measurement" above:

	December 31, 2020
	Level 1	Level 2	Total
Marketable securities	1,027	—	1,027

	December 31, 2019
	Level 1	Level 2	Total
Marketable securities(1)	$1,020	$15,660	$16,680

(1)	The Company’s debt securities are traded in markets that are not considered to be active, but are valued based on quoted market prices, broker or dealer quotations, or alternative pricing sources with reasonable levels of price transparency. Accordingly, these assets are categorized as Level 2.

Foreign exchange risk management

Occasionally, the Company purchases and writes non-functional currency options in order to hedge the currency exposure on the Company’s cash flow. The currency hedged items are denominated in New Israeli Shekels (“NIS”). The purchasing and writing of options is part of a comprehensive currency hedging strategy with respect to salary and rent expenses denominated in NIS. These transactions are at zero cost for periods of up to one year. The counterparties to the derivatives are major banks in Israel. As of December 31, 2020 and 2019, there were no hedged amounts.

As of December 31, 2020 and 2019, the Company has a lien in the amount of $0.3 million on the Company's checking account and as of December 31, 2019, the Company had a lien in the amount of $0.3 million on the Company's marketable securities, in respect of bank guarantees granted in order to secure hedging transactions.

NOTE 6 - MARKETABLE SECURITIES

Marketable securities as of December 31, 2020 and December 31, 2019 consist mainly of debt and mutual funds securities. The debt securities are classified as available-for-sale and are recorded at fair value. Changes in fair value, net of taxes (if applicable), are reflected in other comprehensive loss (income). Realized gains and losses on sales of the securities, as well as premium or discount amortization, are included in the consolidated statement of operations as other income, net.

Equity securities with readily determinable fair value are measured at fair value. The changes in the fair value of equity investments are recognized through other income, net in the consolidated statements of operations.

The following table sets forth the Company’s marketable securities:

	December 31
	2020	2019
Israeli mutual funds	$1,027	$1,020
Certificates of deposit	—	151
U.S Government and agency bonds	—	6,031
U.S Treasury bills	—	9,478
Total	$1,027	$16,680

At December 31, 2020 there were no available-for-sale debt securities. As of December 31, 2019, the fair value, cost and gross unrealized holding gains and losses of the available-for-sale debt securities owned by the Company were as follows:

	December 31, 2019
	Fair value	Cost or Amortized cost	Gross unrealized holding loss	Gross unrealized holding gains
Certificates of deposit	$151	$151	$—	$—
U.S. Government and agency bonds	6,031	6,030	—	1
U.S. Treasury bills	9,478	9,475	—	3
Total	$15,660	$15,656	$—	$4

As of December 31, 2019, the unrealized losses attributed to the Company’s available-for-sale debt securities were primarily due to credit spreads and interest rate movements. The Company has considered factors regarding other than temporary impaired securities and determined that there are no securities with impairment that is other than temporary as of December 31, 2020.

As of December 31, 2019, all of the Company's debt securities were due within one year.

During the years ended December 31, 2020 and 2019, the Company received aggregate proceeds of $38.5 million and $49.8 million, respectively, upon the sale and maturity of marketable securities.

As of December 31, 2020, there were no restricted marketable securities. As of December 31, 2019, the Company's restricted marketable securities were $0.4 million due to a lien in respect of bank guarantees granted to secure hedging transactions and the Company’s rent agreement. See "Note 5 - Fair Value Measurement" and "Note 9 - Operating Lease" for more information.

NOTE 7 – INVENTORY

Inventories are stated at the lower of cost and net realizable value with cost determined on a first-in, first-out basis by product. The Company capitalizes inventory costs associated with products following regulatory approval when future commercialization is considered probable and the future economic benefit is expected to be realized. The Company commenced capitalizing inventory for AMZEEQ and ZILXI upon FDA approval in October 2019 and May 2020, respectively. The Company periodically reviews its inventory levels and, if necessary, writes down inventory that is expected to expire prior to being sold, inventory in excess of expected sales requirements and inventory that fails to meet commercial sale specifications, with a corresponding charge to cost of goods sold. There were no inventory write-downs during the years ended December 31, 2020 and 2019.

The following table sets forth the Company’s inventory:

	December 31
(in thousands)	2020	2019
Raw materials	$4,042	$500
Work-in-process	662	—
Finished goods	2,700	856
Total	$7,404	$1,356

NOTE 8 - PROPERTY AND EQUIPMENT

	December 31
	2020	2019
Cost:
Leasehold improvements	$59	$1,052
Computers and software	467	646
Laboratory equipment	53	2,028
Furniture	419	391
	998	4,117
Less:
Accumulated depreciation and amortization	443	1,232
Property and Equipment, net	$555	$2,885

Depreciation and amortization expense totaled $0.3 million, $0.4 million and $0.3 million for the years ended December 31, 2020, 2019 and 2018, respectively.

During the years ended December 31, 2020, 2019 and 2018, the Company disposed of fixed assets in the net amount of $2.1 million, $16 thousand and $42 thousand, respectively. Loss on disposal of fixed assets during the year ended December 31, 2020 relates to the write-off of laboratory and leasehold improvements in Israel due to a reduction in office space. There were no losses from sales of fixed assets for the year ended December 31, 2020. Losses from sales of fixed assets for the years ended December 31, 2019 and 2018 were $2 thousand and $2 thousand, respectively.

NOTE 9 – OPERATING LEASE

The Company has operating leases for corporate offices and vehicles. The properties primarily relate to the Company’s principal executive office in Bridgewater, New Jersey and office space in Israel.

On March 13, 2019, the Company signed an amendment to the original lease agreement for its principal executive office in Bridgewater, New Jersey (the "Lease Amendment”). The Lease Amendment includes an extension of the lease period of the 10,000 square feet previously leased under the original agreement (the "Original Space") and an addition of 4,639 square feet (the "Additional Space”). The Company entered the Additional Space following a period of preparation by the lessor completed during September 2019 (the "Commencement Date"). The lease is due to expire on August 31, 2022.

Pursuant to the Lease Amendment, the Company recognized an additional right of use asset and liability in the amount of $0.7 million. The Additional Space was considered a new lease agreement and was recognized as a right of use asset and liability, in the amount of $0.3 million, on the Commencement Date.

The lease agreement for the office space in Israel is a one year lease that expires in December 2021. Given the short-term nature of the lease term, the Company did not recognize a right-of-use asset and liability.

Additionally, the Company entered into operating lease agreements in connection with the leasing of vehicles. The lease periods are generally for three years. To secure the terms of certain of the vehicle lease agreements, the Company has made prepayments to the leasing company, representing approximately three months of lease payments. These amounts have been recorded as part of the operating lease right to use assets.

Operating lease costs for the year ended December 31, 2020 are as follows:

(in thousands)	Year Ended December 31 2020	Year Ended December 31 2019
Office lease expenses	$961	$794
Vehicles lease expenses	$390	$95

The operating lease costs include variable lease payments of $35 thousand and $45 thousand for the year ended December 31, 2020 and 2019, respectively.

Operating cash flows, for amounts included in the measurement of lease liabilities are as follows:

	Year Ended December 31 2020	Year Ended December 31 2019
Office leases	$971	$839
Vehicles leases	$390	$156

Supplemental information related to leases are as follows:

	December 31 2020	December 31 2019
Operating lease right-of-use assets	$1,583	$1,694
Operating lease liabilities	$1,610	$1,745
Weighted average remaining lease term	1.96	1.93
Weighted average discount rate	13.10%	6.08%

Maturities of lease liabilities are as follows:

2021	$913
2022	761
2023	151
Total lease payments	1,825
Less imputed interest	(215)
Total lease liability	$1,610

As of December 31, 2020, the Company had a lien in the amount of $0.6 million on the Company’s cash in respect of bank guarantees granted in order to secure the lease agreements.

Leases prior to the adoption of the new standard:

Operating lease expense for the year ended December 31, 2018 was $0.9 million.

NOTE 10 - EMPLOYEE SAVINGS PLAN

Beginning September 2017, the Company has retirement savings plans available to all employees of the Subsidiary, which are intended to qualify as deferred compensation plans under Section 401(k) of the Internal Revenue Code (the “401(k) Plans”). The Company made contributions to these 401(k) Plans during the years ended December 31, 2020, 2019 and 2018 of approximately $0.8 million, $0.2 million and $0.1 million, respectively.

NOTE 11 – COMMITMENTS AND CONTINGENCIES

Litigation and contingencies

The Company may periodically become subject to legal proceedings and claims arising in connection with its business. As of December 31, 2020, no claims or actions pending against the Company that, in the opinion of management, are likely to have a material adverse effect on the Company.

IPO Lawsuits

On November 8, 2018 and January 28, 2019, two purported class actions were filed in the Superior Court of California, San Mateo County, against the Company and certain of our officers and directors. The actions were entitled Silvestrov v. Menlo Therapeutics Inc., et al., and McKay v. Menlo Therapeutics Inc., et al. The underwriters for our initial public offering were also named as defendants in these lawsuits. The complaints contained identical allegations against the same defendants. Both complaints alleged that the Registration Statement and prospectus for Menlo's initial public offering contained false and misleading statements in violation of Sections 11, 12(a)(2) and 15 of the Securities Act of 1933 due to allegedly false and misleading statements in connection with Menlo's initial public offering. The complaints sought, among other things, an award of damages in an amount to be proven at trial, along with reimbursement of reasonable costs and expenses, including attorneys’ fees and expert fees. The McKay action was consolidated with the Silvestrov action and the claim for violations of Section 12(a)(2) was dismissed.

The parties mediated the consolidated lawsuit and reached a settlement, providing for payment to the class of plaintiffs in the amount of $9.5 million, the vast majority of which was paid by the Company's insurance carriers, in return for a release of all claims against the defendants, including the Company and its current and former officers and directors. The Court granted final approval of the settlement at a hearing on August 14, 2020. Accordingly, the Company considers the matter concluded. Menlo accrued for the remaining settlement amount that is not covered by insurance carriers as of December 31, 2019, which did not have a material impact on its financial statements.

Merger Lawsuits

Seven lawsuits (collectively, the “Merger Lawsuits”) were filed in various U.S. federal district courts against Foamix and certain other defendants in connection with the Merger. The lawsuits generally alleged that the registration statement on Form S-4 and the prospectus/joint proxy statement included therein included false or misleading information regarding the Merger in violations of Section 14(a) and Section 20(a) of the Exchange Act and/or Rule 14a-9 promulgated under the Exchange Act. In addition, one of the lawsuits alleged that the members of Foamix’s board of directors breached their fiduciary duties in connection with the Merger. The plaintiffs sought, among other things, to enjoin consummation of the Merger, or alternatively rescission or rescissory damages; to compel the individual defendants to disseminate a joint proxy statement/prospectus that does not contain any untrue statements of material fact and that states all material facts required in it or necessary to make the statements contained therein not misleading; a declaration that defendants violated Sections 14(a) and/or 20(a) of the Exchange Act; a declaration that the Merger Agreement was entered into in breach of fiduciary duty and is therefore invalid and unenforceable; an order directing the individual defendants to commence a sale process for Foamix and obtain a transaction; and an award of costs, including attorneys’ and experts’ fees and expenses, as well as an accounting of damages allegedly suffered by the plaintiffs. The plaintiffs have agreed the Lawsuits were rendered moot by subsequent disclosure, and on April 22, 2020, each of the plaintiffs and defendants named in the Merger Lawsuits entered into a mootness resolution agreement pursuant to which the plaintiffs agreed to dismiss their lawsuits with prejudice as to the named plaintiff and Foamix agreed to pay a de minimis mootness fee to plaintiffs’ counsel. As of May 4, 2020, each of the Merger Lawsuits has been dismissed. Accordingly, the Company considers the matter concluded.

NOTE 12 - LONG-TERM DEBT

On July 29, 2019, Foamix entered into a Credit Agreement (the "Credit Agreement") to secure up to $50 million from two lenders, one of which is a significant stockholder of the Company and is considered a related party, and a Securities Purchase Agreement with one of the lenders for gross proceeds of approximately $14 million, before deducting offering expenses (see "Note 13 - Share Capital" for more information). On March 9, 2020, the Company entered into an Amended and Restated Credit Agreement and Guaranty (the "Amended and Restated Credit Agreement"), whereby the Company has guaranteed the indebtedness obligations of the borrower and granted a first priority security interest in substantially all of our assets for the benefit of the lenders. As of December 31, 2020 and December 31, 2019, $35.0 million was drawn under the Amended and Restated Credit Agreement. The Company did not incur the remaining $15.0 million under the Amended and Restated Credit Agreement.

The term loans available under the Amended and Restated Credit Agreement are comprised as follows: (a) $15 million that was funded on July 29, 2019 (the “Tranche 1 Loan”), (b) $20 million that was funded on December 17, 2019 (the “Tranche 2 Loan”) and (c) up to $15 million that was available prior to September 30, 2020 (the “Tranche 3 Loan”). The Tranche 2 Loan was borrowed following the FDA’s approval of the Company’s NDA for AMZEEQ and listing of AMZEEQ in the FDA’s “Orange Book,” in addition to maintaining its arrangements with a third party for the commercial supply and manufacture of AMZEEQ. The Company did not incur the Tranche 3 Loan. Subject to any acceleration as provided in the Amended and Restated Credit Agreement, including upon an event of default (as defined in the Amended and Restated Credit Agreement), the loans will mature on July 29, 2024 and bear interest equal to the sum of (A) 8.25% (subject to increase in accordance with the terms of the Amended and Restated Credit Agreement) plus (B) the greater of (x) the one-month LIBOR as of the second business day immediately preceding the first day of the calendar month or the date of borrowing (if such loan is not outstanding as of the first day of the calendar month), as applicable, and (y) 2.75%. A fee in an amount equal to 1.0% of the aggregate principal amount of all loans made on any given borrowing date shall be payable to the lenders.

The Amended and Restated Credit Agreement contains certain financial covenants, including that the Company maintain a minimum aggregate compensating cash balance of $2.5 million.

In addition, the parties entered into Amendment No. 1 to Amended and Restated Credit Agreement (the "Amendment") on August 5, 2020. The Amendment provided for a covenant "holiday" with respect to the minimum net revenue covenant such that the compliance with such covenant commenced with the fiscal quarter ending on December 31, 2020, rather than September 30, 2020. Accordingly, as of the last day of each fiscal quarter commencing with the fiscal quarter ending December 31, 2020, the Company must generate consolidated net product revenue for the trailing 12-month period in amounts set forth in the Amendment, which range from $6.0 million for the fiscal quarter ending December 31, 2020 to $97.0 million for the fiscal quarter ending June 30, 2024.

As of December 31, 2020, the Company is in compliance with all covenants, including maintaining a minimum aggregate compensating cash balance as mentioned above. In the event where the Company fails to observe or perform any of the financial covenants the lenders may, by notice to the Company, declare the loans then outstanding to be due and payable in whole, together with accrued interest and a Prepayment Premium (as defined in the Amended and Restated Credit Agreement). Additionally, the Company will continue to monitor ongoing developments in connection with the COVID-19 pandemic, which may have an adverse impact on the Company's commercial prospects, projected cash position and ability to remain in compliance with these covenants.

Under the Amended and Restated Credit Agreement, there are no required payments of principal amounts until July 2023. Afterwards, the Company will pay

1.5% of the aggregate principal amount each month. The outstanding amount will be paid in full on July 2024.

In addition, on July 29, 2019, the lenders under the Credit Agreement were issued warrants to purchase up to an aggregate of 1,100,000 of Foamix ordinary shares, at an exercise price of $2.09 per share (the “Warrants”), which represented the five-day volume weighted average price of the Foamix ordinary shares as of the trading day immediately prior to the issuance of the Warrants. In connection with the completion of the Merger, the exchange ratio was applied to the Warrants such that they became exercisable for 651,640 shares of the Company's common stock, and the exercise price was adjusted to $3.53. Following the Phase 3 PN Trial results, the Warrants were further adjusted for the CSR and reverse stock split and they are currently exercisable for 495,165 shares of our common stock with an exercise price of $4.64 per share. Payment of the exercise price will be made, at the option of the holder, either in cash or as a reduction of common stock issuable upon exercise of the Warrant, with an aggregate fair value equal to the aggregate exercise price ("cashless exercise"), or any combination of the foregoing. The Warrants are exercisable pursuant to the terms, and subject to the conditions, thereof and expire on July 29, 2026. Any Warrants left outstanding will be cashless exercised on the Warrants' expiration date, if in the money. The Warrants issued were classified as equity in accordance with ASC 815-40. Proceeds received under the Tranche 1 Loan were allocated to the Warrants and the Tranche 1 Loan on a relative fair value basis.

The Company incurred offering expenses of $1.1 million in connection with transactions contemplated by the Credit Agreement and the Securities Purchase Agreement, which were allocated to the Warrants, shares and debt consistently with the allocation of proceeds. The Company incurred additional expenses in the amount of $0.3 million from the borrowing of Tranche 2 Loan, allocated only to the debt.

Debt issuance costs are recorded on the consolidated balance sheet as a reduction of liabilities.

Amounts allocated to the debt, net of issuance cost, are subsequently recognized at amortized cost using the effective interest method.

The fair value of the debt as of December 31, 2020 was $37.4 million and is categorized as Level 3. The valuation was performed by applying the income approach, under which the contractual present value method was used. The estimation of risk adjusted discount curve was based on public information reported in the financial statements of publicly traded venture lending companies.

During the year ended December 31, 2020 the company recorded interest expense of $3.9 million and $0.5 million relating to the interest and discount cost, respectively. During the year ended December 31, 2019 the company recorded interest expense of $0.8 million and $0.1 million relating to the interest and discount cost, respectively.

NOTE 13 - SHARE CAPITAL:

Preferred stock

As of December 31, 2020, the Company's Certificate of Incorporation, as amended, authorizes the Company to issue 20,000,000 shares of preferred stock, par value $0.0001 per share. There were no shares of preferred stock issued and outstanding as of December 31, 2020 and December 31, 2019.

Shares of preferred stock may be issued from time to time in one or more series. The voting powers (if any), preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions of any series of preferred stock will be set forth in a Certificate of Designation filed pursuant to the Delaware General Corporation Law, as determined by the Company's Board of Directors.

Common stock

The number of shares of common stock authorized under the Company's Amended and Restated Certificate of Incorporation was proportionately reduced in connection with the Company's 1-for-4 reverse stock split. Accordingly, the Company is authorized to issue 75,000,000 shares of common stock, par value $0.0001 per share. In connection with the corporate name change, we changed our ticker symbol from "MNLO" to "VYNE" on September 8, 2020.

Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when and if declared by the board of directors, subject to the prior rights of holders of all classes of preferred stock outstanding. The Company has never declared any dividends on common stock.

Warrants

In addition to entering into the Credit Agreement on July 29, 2019, Foamix issued to the lenders Warrants to purchase up to an aggregate of 1,100,000 of its ordinary shares, later exchanged to Warrants to purchase up to 1,980,660 shares of Menlo's common stock, adjusted retrospectively to 495,165 shares of common stock upon the reverse stock split effective February 12, 2021. Upon close of the Merger, each Warrant received one CSR as described in Note 3 - Business Combinations. The warrants were exercisable immediately following the closing of the Credit Agreement, subject to the terms of the warrant, and are due to expire on July 29, 2026 . Any Warrants left outstanding will be cashless exercised on the Warrants' expiration date, if in the money.

The exchange of Warrants from Foamix warrants to Menlo warrants and the additional CSR was accounted for as a modification, by analogy, from the modification's guidance under ASC 260-10-S99-2. The Company assessed the significance of the modification of the Warrants by comparing the fair value of the Warrants immediately before and after the amendments. In its assessment, it also considered additional qualitative factors. The Company concluded that the change of terms was not significant. Therefore, the incremental fair value, in the amount of $41 thousand, of the modified Warrants over the original ones (as of modification date) was recognized in retained earnings as a deemed dividend to the Warrant holders in the year ended December 31, 2020.

During the year ended December 31, 2020 and December 31, 2019 no Warrants were exercised. During the year ended December 31, 2018, 1,394,558 warrants were exercised into 178,468 ordinary shares, later exchanged to 105,724 shares of Menlo common stock and one CSR at the closing of the Merger, adjusted retrospectively to 26,431 shares of common stock and one CSR upon the reverse stock split effective February 12, 2021.

Issuance of stock

On February 1, 2019, the Company entered into a Sales Agreement with Cantor Fitzgerald & Co., or Cantor Fitzgerald, to sell shares of the Company's common stock, from time to time, with aggregate gross sales proceeds of up to $50.0 million through an at-the-market equity offering program under which Cantor Fitzgerald will act as our sales agent. The issuance and sale of shares of common stock by us pursuant to the Sales Agreement are deemed an "at-the-market" offering under the Securities Act. Cantor Fitzgerald is entitled to compensation for its services equal to up to 3.0% of the gross proceeds of any shares of common stock sold under the Sales Agreement. During the year ended December 31, 2020, the Company issued and sold 1,175,000 shares of common stock at a weighted average price per share of $7.00 pursuant to the Sales Agreement for $8.0 million in net proceeds, all of which was sold during the three months ended December 31, 2020. In addition, from January 1, 2021 through January 25, 2021, the Company issued and sold an additional 2,778,012 shares of common stock at a weighted average price per share of $9.76 for $26.3 million in net proceeds. Effective as of January 25, 2021, the Company terminated the Sales Agreement and will not make any additional sales thereunder.

On January 26, 2021, the Company entered into a Securities Purchase Agreement with certain institutional and accredited investors for the sale of an aggregate of 5,274,261 shares of common stock of the Company, at a purchase price of $9.48 per share in a registered direct offering. The offering was completed on January 28, 2021 and the Company received approximately $46.7 million in net proceeds, after deducting placement agent fees and other offering expenses.

On June 9, 2020, the Company completed an underwritten public offering of 7,776,875 shares of common stock at a price to the public of $7.40 per share. The net proceeds of the offering were approximately $53.6 million, after deducting underwriting discounts and commissions and other offering expenses.

Pursuant to the completion of the merger, on March 9, 2020, the Company issued 36,500,335 shares to Foamix shareholders. On April 6, 2020, pursuant to the terms of the CSR Agreement, the Company issued 74,544,413 shares to Foamix shareholders, adjusted retrospectively to 18,636,103 shares of common stock upon the reverse stock split effective February 12, 2021.

On July 29, 2019, pursuant to the Credit Agreement and Securities Purchase Agreement, Foamix issued and sold, in a registered offering, an aggregate of 6,542,057 shares at a purchase price of $2.14 per share, later exchanged to 3,875,514 Menlo common stock and one CSR at the closing of the Merger, adjusted retrospectively to 968,878 shares of common stock and one CSR upon the reverse stock split effective February 12, 2021. The aggregate gross proceeds of approximately $14.0 million, before deducting issuance costs allocated as described in Note 12 - Long-Term Debt, in the amount of $0.3 million.

On September 18, 2018, Foamix completed a public offering in which 11,670,000 ordinary shares were sold at a price of $6.00 per share. Upon closing of the offering, the underwriters exercised their ‘green shoe’ option at full and purchased 1,750,500 additional shares. The shares from this offering were later exchanged to 7,950,303 Menlo common stock and one CSR at the closing of the Merger, adjusted retrospectively to 1,987,575 shares of common stock and one CSR upon the reverse stock split effective February 12, 2021. The net proceeds, including the underwriters' option, were approximately $75.4 million, after deducting underwriter’s discounts, commissions and other offering expenses.

On April 13, 2018, Foamix entered into a Securities Purchase Agreement with an existing investor pursuant to which the Company agreed to issue and sell, in a registered offering, an aggregate of 2,940,000 shares at a purchase price of $5.50 per share, later exchanged to 1,741,656 Menlo common stock and one CSR at the closing of the Merger, adjusted retrospectively to 435,414 shares of common stock and one CSR upon the reverse stock split effective February 12, 2021. The net proceeds from the offering were $16.1 million after deducting transaction expenses. The closing of the issuance and sale of these shares took place on April 16, 2018.

Share-based compensation

Equity incentive plans:

Upon closing of the Merger, the Company adopted Foamix’s 2019 Equity incentive plan (the “2019 Plan”). As of December 31, 2020, 809,496 shares remain issuable under the 2019 Plan. In addition, the Company adopted the 2018 Omnibus Incentive Plan (the "2018 Plan") in January 2018. In January 2020, the number of shares reserved under the 2018 Plan automatically increased by 244,026 shares of common stock pursuant to the terms thereof. As of December 31, 2020, 559,512 shares remain issuable under the 2018 Plan.

Employee Share Purchase Plan:

Upon closing of the Merger, the Company adopted Foamix's Employee Share Purchase Plan ("ESPP") pursuant to which qualified employees (as defined in the ESPP) may elect to purchase designated shares of the Company’s common stock at a price equal to 85% of the lesser of the fair market value of the common stock at the beginning or end of each semi-annual share purchase period (“Purchase Period”). Employees are permitted to purchase the number of shares purchasable with up to 15% of the earnings paid (as such term is defined in the ESPP) to each of the participating employees during the Purchase Period, subject to certain limitations under Section 423 of the U.S. Internal Revenue Code.

As of December 31, 2020, 2,304,097 shares remain available for grant under the ESPP.

During the year ended December 31, 2020, 61,031 Foamix ordinary shares were purchased by Foamix employees pursuant to the ESPP prior to the Merger, which were later exchanged for 36,155 shares of the Company's common stock and one CSR in the Merger, adjusted retrospectively to 9,038 shares of common stock and one CSR upon the reverse stock split effective February 12, 2021, and 38,716 shares were issued to employees after the Merger. During the year ended December 31, 2019, 134,449 shares were issued to the employees, later exchanged to 79,648 shares of Menlo common stock and one CSR in the Merger, adjusted retrospectively to 19,912 shares of common stock and one CSR upon the reverse stock split effective February 12, 2021.

Options and RSUs granted to employees and directors:

In the years ended December 31, 2020, 2019 and 2018, the Company granted options as follows:

	Year ended December 31, 2020
	Award amount	Exercise price range	Vesting period	Expiration
Employees and Directors:
Options	1,327,814	$5.84- $12.52	1 year -4 years	10 years
RSU	654,427	—	1 year -4 years	—

	Year ended December 31, 2019
	Award amount*	Exercise price range*	Vesting period	Expiration
Employees and Directors:
Options	242,187	$15.92- $26.20	1 year -4 years	10 years
RSU	63,031	—	1 year -4 years	—

	Year ended December 31, 2018
	Award amount*	Exercise price range*	Vesting period	Expiration
Employees and Directors:
Options	132,683	$27.40- $43.20	1 year -4 years	10 years
RSU	32,089	—	3 years -4 years	—

* All amounts and exercise prices for pre-Merger grants are presented following the exchange to Menlo options and RSUs at the Exchange Ratio described in Note 3-Business Combination The fair value of options and RSUs granted to employees and directors during 2020, 2019 and 2018 was $11.9 million, $4.4 million and $4.0 million, respectively.

The fair value of RSUs granted to employees and directors is based on the share price on grant date.

The fair value of each option granted is estimated using the Black-Scholes option pricing method. The volatility is based on a combination of the Company’s historical volatility, historical volatilities of companies in comparable stages as well as companies in the industry, by statistical analysis of daily share pricing model. The risk-free interest rate assumption is based on observed interest rates appropriate for the expected term of the options granted in dollar terms. The Company’s management uses the expected term of each option as its expected life. The expected term of the options granted represents the period of time that granted options are expected to remain outstanding.

The underlying data used for computing the fair value of the options are as follows:

	Year ended December 31
	2020	2019	2018
Fair value of stock option	$3.47-$7.68	$17.96-$26.20	$27.60-$40.44
Dividend yield	0%	0%	0%
Expected volatility	60.44%-69.83%	59.35%-61.40%	61.00%-62.60%
Risk-free interest rate	0.31%-1.26%	1.42%-2.62%	2.75%-2.87%
Expected term	6 years	6 years	6 years

Modification of share-based compensation:

Pursuant to the Merger, all outstanding options and RSUs granted by Foamix were exchanged for stock options and RSUs of Menlo’s common stock according to the Exchange Ratio. In addition, for each option and RSU the holder received a CSR as described in Note 3- Business Combination. This transaction was considered by the company to be a modification under ASC 718, Compensation - Stock Compensation. The modification did not affect the remaining requisite service period. As a result of the modification, for outstanding options and RSUs granted to Foamix employees and consultants, the Company recorded immaterial incremental compensation expense. As described in Note 3 - Business Combination, on April 6, 2020, pursuant to the terms of the CSR Agreement, each CSR was converted into 1.2082 shares of Menlo common stock, resulting in an effective Exchange Ratio in the Merger of 1.8006 shares of Menlo common stock for each Foamix ordinary share. The conversion was considered by the company to be a modification under ASC 718. As a result of the modification, for outstanding options and RSUs granted to Foamix employees and consultants, the Company recorded incremental compensation of $11.8 million for the year ended December 31, 2020. As of December 31, 2020 there is $3.6 million of unrecognized incremental compensation expense related to the modification which will primarily be amortized using a graded vesting method over the next 2 years.

Awards granted to holders who are no longer employed or providing services to the Company are accounted for in accordance with ASC 815-40, Derivatives and Hedging. Under this guidance, the awards are classified as a derivative liability because the award no longer exchanges a fixed amount of cash for a fixed number of shares. Accordingly, as of March 9, 2020 the Company reclassified $1.6 million from additional paid-in capital to derivative liability on the consolidated balance sheet. Prior to the reclassification of these awards as a liability instrument, the Company recorded an incremental compensation expense of $0.6 million due to the above mentioned modification in accordance with ASC 718. Subsequent to the reclassification of these awards as a liability instrument, the Company recorded incremental compensation expense of $1.0 million for the year ended December 31, 2020. As described in Note 3 - Business Combination, on April 6, 2020, the Company announced that study MTI-105 and study MTI-106 did not meet their respective primary endpoint of demonstrating statistically significant reduction in pruritus in patients treated with serlopitant compared to placebo based upon a 4-point improvement responder analysis. Accordingly, on April 6, 2020, pursuant to the terms of the CSR Agreement, each CSR was converted into 1.2082 shares of Menlo common stock, resulting in an effective Exchange Ratio in the Merger of 1.8006 shares of Menlo common stock for each Foamix ordinary share. On April 6, 2020, the awards are exchangeable for a fixed amount of cash for a fixed number of shares and were remeasured to fair value and reclassified from derivative liability to additional paid-in capital.

Prior to the Merger, Menlo recognized all expenses relating to awards outstanding as of the Effective Date. These awards were subject to acceleration upon the change of control per the previous Menlo stock option plan.

During the year ended December 31, 2018 the Company recorded additional share-based compensation expenses in the amount of approximately $0.7 million with respect to Type III modification.

Summary of outstanding and exercisable options and RSUs:

The following table summarizes the number of options outstanding for the years ended December 31, 2020, and related information:

	Number of options	Weighted Average Exercise Price
Outstanding at December 31, 2019	829,173	$38.44
Granted pre-merger	132,352	26.92
Exercised, forfeited, and exercised pre-merger	(8,371)	41.08
Menlo options outstanding as of the merger	899,293	23.24
Conversion of contingent stock rights	1,944,022	—
Granted post-merger	925,528	8.72
Exercised post-merger	(44,188)	6.48
Forfeited post-merger	(259,257)	9.40
Expired post-merger	(143,903)	29.48
Outstanding at December 31, 2020	4,274,649	$13.36
Exercisable at December 31, 2020	2,708,158	$15.90

The weighted average remaining contractual term of outstanding and exercisable options as of December 31, 2020, is 5.97 and 4.34 years, respectively. Total unrecognized share based compensation for options at December 31, 2020 is $6.7 million, which is expected to be recognized over a weighted average period of 2.76 years.

The aggregate intrinsic value of the total of both the outstanding and exercisable options as of December 31, 2020, is $0.2 million and $0.1 million, respectively.

The following table summarizes the number of RSUs outstanding for the years ended December 31, 2020:

Number of RSUs
Outstanding at December 31, 2019	91,058
Awarded pre-merger	63,395
Vested pre-merger	(6,956)
Menlo awards outstanding as of the merger	122,363
Conversion of contingent stock rights	300,876
Awarded post-merger	461,738
Vested post-merger	(284,102)
Forfeited post-merger	(28,929)
Outstanding at December 31, 2020	719,443

Total unrecognized compensation expense related to the unvested portion of the Company's RSUs was $5.1 million, which is expected to be recognized over a weighted average period of 3.16 years.

Share-based compensation expenses:

The following table illustrates the effect of share-based compensation on the statements of operations:

	Year ended December 31
	2020	2019	2018
Research and development expenses	4,746	1,564	2,054
Selling, general and administrative	13,354	3,331	3,266
	$18,100	$4,895	$5,320

NOTE 14 - INCOME TAX:

Loss before income taxes and the related tax expense (benefit) is as follows:

	Year ended December 31
(in thousands)	2020	2019	2018
Loss before income taxes:
Domestic	$211,447	$28,607	$2,026
Foreign	44,379	66,747	71,925
Total loss before taxes	$255,826	$95,354	$73,951

Current taxes:
Federal	$(258)	$(176)	$212
State	5	—	—
Total current taxes	$(253)	$(176)	$212

A reconciliation of income taxes at the U.S. federal statutory rate to the provision for income taxes is as follows:

	Year ended December 31
	2020	2019	2018
Federal income tax provision at statutory rate	21.00%	21.00%	21.00%
State income tax provision, net of federal benefit	—%	—%	—%
IPR&D Impairment & CSR Remeasurement	(11.42)%	—%	—%
Transaction Costs	(1.07)%	—%	—%
IP Gain	(14.65)%	—%	—%
Change in valuation allowances	6.16%	(24.21)%	(23.07)%
Foreign tax rate differential	0.35%	2.00%	2.00%
Other	(0.27)%	1.40%	(0.22)%
Effective income tax rate	0.10%	0.19%	(0.29)%

The income tax expense for the years ended December 31, 2020 and 2019 differed from the amounts computed by applying the U.S. federal income tax rate of 21% to loss before tax expense as a result of nondeductible expenses, changes in state effective tax rates, foreign taxes, tax credits generated, true up of net operating loss carryforwards, and decrease in the Company’s valuation allowance. The Company applies the elements of FASB ASC 740-10 regarding accounting for uncertainty in income taxes. This clarifies the accounting for uncertainty in income taxes recognized in financial statements and required impact of a tax position to be recognized in the financial statements if that position is more likely than not of being sustained by the taxing authority. Included in Other Liabilities on the Consolidated Balance Sheets, are the total amount of unrecognized tax benefits of approximately $3.1 million and $0.7 million as of December 31, 2020 and 2019, respectively, net of the federal benefit, if recognized, would favorably affect the Company’s future effective tax rate. The Company’s policy is to recognize interest and penalties related to tax matters within the income tax provision. The Company believes it is reasonably possible the amount of unrecognized tax benefits may decrease by $0.5 million during 2021. Tax years beginning in 2017 are generally subject to examination by taxing authorities, although net operating losses from all years are subject to examinations and adjustments for at least three years following the year in which the attributes are used.

The significant components of the Company's deferred tax assets and liabilities are as follows:

	December 31,
(in thousands)	2020	2019
Deferred tax assets:
Net operating loss carry forward	$55,514	$59,241
Tax credit carryforwards	7,387	10,089
Share based compensation	4,903	1,446
Accrued expenses and other	2,325	225
Total gross deferred tax assets	70,129	71,001
Less - valuation allowance	(69,743)	(71,001)
Total deferred tax assets, net of valuation allowance
Deferred tax liabilities:
Other	(41)	—
Right of use assets	(345)	—
Total gross deferred tax liabilities	(386)	—
Net deferred tax assets	$—	$—

Realization of deferred tax assets is contingent upon sufficient future taxable income during the period that deductible temporary differences and carry forward losses are expected to be available to reduce taxable income. As the achievement of required future taxable income is not likely, the Company recorded a full valuation allowance.

At December 31, 2020 and 2019, the Company recorded valuation allowance against its net deferred tax assets of approximately $69.7 million and $71.0 million, respectively. The change in the valuation allowance during the year ended December 31, 2020 and 2019 was a decrease of approximately $1.3 million and an increase of approximately $23.1 million, respectively. A valuation allowance has been recorded since, in the judgment of management, these assets are not more likely than not to be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences and carryforwards become deductible or are utilized. As of December 31, 2020, the Company had federal and state pre-tax net operating loss carryforwards of approximately $243.2 million and $66.3 million, respectively.

As of December 31, 2020, research and development credit carryforwards for federal and state purposes are approximately $6.2 million and $1.2 million, respectively. As a result of U.S. tax reform legislation, federal net operating losses generated beginning in 2018 and subsequent years carryforward indefinitely, however, the Company has federal net operating losses that pre-date U.S. tax reform legislation which begin to expire in 2031 and federal credit carryforwards that begin to expire in 2031. State net operating loss carryforwards begin to expire in 2031, and the state credit carryforwards began to expire in 2031. Sections 382 and 383 of the Internal Revenue Code of 1986 subject the future utilization of net operating losses and certain other tax attributes, such as research and development tax credits, to an annual limitation in the event of certain ownership changes, as defined. The Company may have undergone ownership changes and therefore may be materially limited in the amount of NOL and R&D tax credit available for utilization in the future.

The Company generated research and development tax credits but has not conducted a study to document the qualified activities. This study may result in an adjustment to the Company’s research and development credit carryforwards; however, until a study is completed and any adjustment is known, a partial reserve has been presented as an uncertain tax position which is offset against the gross research and development deferred tax asset. A full valuation allowance has been provided against the Company’s research and development credits and, if an adjustment is required, this would be offset by an adjustment to the deferred tax asset established for the research and development credit carryforwards and the valuation allowance.

Uncertain tax positions:

ASC No. 740, Income Taxes, requires significant judgment in determining what constitutes an individual tax position as well as assessing the outcome of each tax position. Changes in judgment as to recognition or measurement of tax positions can materially affect the estimate of the effective tax rate and consequently, affect the operating results of the Company.

The following table summarizes the activity of the Company unrecognized tax benefits (in thousands):

Balance at January 1, 2019	$890
Decrease in uncertain tax positions for the year	(176)
Balance at December 31, 2019	$714
Additions for prior year positions(1)	2,354
Additions for current year positions	$273
Reductions related to expiration of statute of limitations	$(258)
Balance at December 31, 2020	$3,083

(1) Balance related to research and development tax credit positions acquired through the Merger.

In December 2020, the Company began liquidation proceedings of its Israeli subsidiary, VYNE Pharmaceuticals Ltd., to align with its business strategy. As a result thereof, the Company's intellectual property was assigned to the U.S. parent company and we recognized a $163.0 million taxable gain for Israeli income tax purposes. However, the taxable gain was fully offset by net operating loss carryforwards, resulting in no income tax expense to the Company. In addition, there was also no Israeli withholding tax due by the U.S. parent company.

The Corporate Restructuring is subject to complex tax and transfer pricing regulations administered by taxing authorities in the U.S. and Israel. The relevant taxing authorities may disagree with the Company’s determinations as to the income and expenses attributable to specific jurisdictions. If such a disagreement were to occur, and the Company’s position were not sustained, the Company could be required to pay additional taxes, interest and penalties, which could result in one-time tax charges, higher effective tax rates and reduced cash flows than otherwise would be expected.

The Company has tax assessments that are considered to be final through tax year 2014.